UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2007

PILGRIM'S PRIDE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware                                          1-9273                                  75-1285071
(State or Other Jurisdiction                              (Commission                                   (IRS Employer
    of Incorporation)                                File Number)                              Identification No.)

4845 US Hwy. 271 N.
Pittsburg, Texas                                         75686-0093
(Address of Principal Executive Offices)                                     (ZIP Code)

Registrant's telephone number, including area code: (903) 434-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement; Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
On September 21, 2007, Pilgrim's Pride Corporation (the "Company") redeemed all of its 9 5/8% Senior Notes due 2011 (the "Notes") in accordance with the terms of the Indenture, dated as of August 9, 2001, as supplemented by the First Supplemental Indenture dated as of August 9, 2001, each between the Company and The Bank of New York, as trustee (the "Indenture"). The aggregate redemption price was 103.208% of the principal amount of the Notes plus accrued and unpaid interest to the date of redemption, which amounted to approximately $307.5 million. In connection with the redemption of the Notes, the Indenture was satisfied and discharged. To fund a portion of the aggregate redemption price of the Notes, the Company sold $300 million of trade receivables under its existing receivables purchase agreement with Fairway Finance Company, LLC and BMO Capital Markets Corp. Under the receivables purchase agreement, the Company can sell on a revolving basis up to $300.0 million of certain trade receivables to a special purpose corporation wholly-owned by the Company, which in turn sells a percentage ownership interest to third parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                        PILGRIM'S PRIDE CORPORATION

Date: September 27, 2007                                       By:  /s/ Richard A. Cogdill
                                Richard A. Cogdill
                                                                    Chief Financial Officer, Secretary and Treasurer